EXHIBIT 10.6

ASSET PURCHASE AGREEMENT

This Agreement executed this 19th day of May, 2008 and effective July 1, 2008 (the “Closing Date”) between Ferrara International Logistics, Inc., a New Jersey corporation with its principal place of business at 640 Dowd Avenue, Elizabeth, New Jersey (hereinafter “FIL”) and Janel World Trade, Ltd., a Nevada corporation with its principal place of business at 150-14 132nd Avenue, Jamaica, New York 11434 (hereinafter “Janel”).
WHEREAS, FIL is the owner of, among other businesses, a Customs Brokerage business at its 640 Dowd Avenue, Elizabeth, New Jersey premises (hereinafter “the Business”).
WHEREAS, FIL desires to sell certain specified assets constituting substantially all of the assets of the Business and Janel wishes to acquire certain specified assets, but no liabilities, claims or debts, of the Customs Brokerage Business of FIL to integrate into Janel's operations.
THEREFORE, in consideration of the premises and the covenants contained herein, the Parties agree as follows:
I. PURCHASE AND SALE OF ASSETS
1. FIL agrees to sell, assign, transfer and deliver to Janel all the books, records, forms, manuals, internet access codes, goodwill, customer lists and customer contact information, telephone, yellow page, trade journal listings pertaining to FIL’s customs brokerage business.
2. The amounts allocated to each Asset in Exhibit A, all of which are included in the Purchase Price, shall be used by all of the Parties for reporting for federal tax purposes. The necessary tax filings in order to comply with Internal Revenue Code Section 1060 is attached as Exhibit J. Janel’s accountant shall complete such form.

3. Janel shall not assume responsibility for any Liabilities of any nature or type related to, or due by, FIL, or the Business. Janel is purchasing the Assets free and clear of all liens and encumbrances. The transaction described in this section is referred to as the “Sale”. FIL expressly acknowledges that Janel has no responsibility for any Liabilities due to any suppliers to the Business arising prior to the date of this Agreement.
4. The Sale shall not include FIL’s interests in any accounts receivable.
PURCHASE PRICE
5. FIL represents that the Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of the business for fiscal year 2007 was $700,000 and further represents its good faith belief that EBITDA of the business for fiscal year 2008 will meet or exceed $700,000.
6. Janel agrees to pay a total purchase price for the Sale of the Business of Two Million One Hundred Thousand Dollars ($2,100,000.00). Prior to closing, FIL will make available its financial books and records for inspection and audit by Janel. Subject to the provisions of Paragraphs 7 and 8 hereof, the total purchase price will be paid as follows:
a) Six Hundred Thousand Dollars ($600,000.00) payable in cash upon closing;
b) Six Hundred Thirty Thousand Dollars ($630,000.00) payable in shares of Janel World Trade, Ltd. stock, valued at the closing market price of the stock on the Friday immediately prior to the closing date (the “stock allocation”). The stock allocation will be held by Janel until three years following the closing date and will be delivered to FIL, less any reduction pursuant to Paragraph 8 hereof.
c) Four Hundred Thirty-five Thousand Dollars ($435,000.00) payable in cash one year following the closing date.
d) Four Hundred Thirty-Five Thousand Dollars ($435,000.00) payable in cash three years following the closing date.

7. In the event the total EBITDA of the Business for the three years immediately following the closing fails to equal Two Million One Hundred Thousand Dollars ($2,100,000.00), Janel shall be entitled to a reduction of the Total Purchase Price in an amount equaling three times the total three year EBITDA shortfall (“shortfall repayments”) and the payment of the Total Purchase Price due to FIL pursuant to Paragraph 6 d) shall be reduced by an amount equaling three times the three-year EBITDA shortfall.
8. In the event any reduction, pursuant to Paragraph 7 hereof, of the payment of the Total Purchase Price pursuant to Paragraph 6 d) is insufficient to satisfy the shortfall repayment, the stock allocation pursuant to Paragraph 6 b) shall be reduced in an amount equal to satisfy the shortfall and the stock so reduced will be cancelled and returned to Janel’s authorized and unissued stock. For purposes of satisfaction of any shortfall repayment, the stock allocation will be valued at the closing market price on the third anniversary of the closing date only for the purpose of calculating the number of stock allocation shares to be cancelled. If the third anniversary date is a Saturday, Sunday or holiday, the stock will be valued as of the closing price on the first business day following the third anniversary.
9. It is understood between the parties that 2 persons presently employed by FIL will become employed by Janel on or after the closing date in the operation of the Business. FIL agrees to furnish adequate office space, without charge, to Janel for the operation of the Business at FIL’s premises at 640 Dowd Avenue, Elizabeth, New Jersey.
10. Representations, Warranties and Covenants of Janel
Janel represents, warrants, covenants and agrees with FIL as follows:
(a) Janel is a corporation duly organized, validly existing and in good standing under the laws of Nevada, with full power and authority to enter into this Agreement and perform its obligations;

(b) This Agreement has been duly and validly authorized, executed and delivered on behalf of Janel and is the valid, binding and enforceable obligation of Janel in according with its terms.
11. Representations, Warranties and Covenants of FIL
FIL represents, warrants, covenants and agrees with Janel as follows:
(a) FIL is a corporation duly organized, validly existing and in good standing under the laws of New Jersey, with full power and authority to enter into this Agreement and perform its obligations.
(b) This Agreement has been validly and duly authorized, executed and delivered by FIL and is a valid, binding and enforceable obligation upon it in accordance with its terms.
(c) FIL shall at all times comply with all applicable federal and state laws in connection with your activities pursuant to this Agreement, in particular the rules and regulations of the SEC under the Securities Act of 1933 and the Securities Exchange Act of 1934.
12. No Other Representations
None of Janel, its affiliates, or their directors, officers, or employees, or any other person or entity has made any representations or warranties to FIL other than as expressly set forth and designated in this Agreement as such.
13. Assignment
FIL shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of Janel, which consent shall not be unreasonably withheld.
14. Binding Effect
This Agreement shall inure solely to the benefit of, and shall be binding upon, the parties and their respective successors and assigns and, except as otherwise specifically provided for herein, no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Engagement Letter or any provisions herein contained.

15. Entire Agreement; Waiver; Severability
This Agreement contains the entire understanding of the parties (with the exception of the terms of the stock subscription agreement that conflict herewith, in which case, the terms of the stock subscription agreement shall prevail) and no waiver or modification of any provision of this Agreement shall be valid unless in writing and signed by the party to be charged with such waiver. No waiver of any breach shall be deemed a waiver of any subsequent breach or of a breach of any other provision of this Agreement. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall not be affected.
16. Headings
The headings of the paragraphs herein are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.
17. Construction and Jurisdiction
This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to choice of law or conflicts of laws principles. The New York state and federal courts in New York county, and any arbitration or other alternative dispute resolution forum in New York County mutually selected by the parties, shall have jurisdiction over any and all disputes arising out of or related to this Agreement.

18. Notices
All notices and communications hereunder, except as herein otherwise specifically provided, shall be in writing and shall be deemed to have been duly given, effective upon receipt, if mailed or transmitted by any confirmed standard form of personal delivery, mail, courier, fax or e-mail to the parties at their respective addresses as set forth in this Agreement or as subsequently designated by them in writing.
19. Counterparts
This Agreement may be executed in any number of counterparts, including confirmed fax transmission, each of which shall be deemed to be an original, and all of which taken together shall be deemed to be an original, and all of which taken together shall be deemed to be one and the same instrument.

JANEL WORLD TRADE, LTD.

By: /s/ James N Jannello
 James N. Jannello
 Executive Vice President

FERRARA INTERNATIONAL LOGISTICS, INC.

By:/s/ Nick Ferrara
Nick Ferrara, CEO